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                                                                   EXHIBIT 12.2

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PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

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                                                                                    Year ended December 31
                                            Three months ended   ------------------------------------------------------------------
Dollars in thousands                          March 31, 1995        1994          1993          1992          1991          1990
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
EARNINGS
 Income before taxes and cumulative
  effect of changes in accounting principles..   $183,708       $  902,389    $1,116,612    $  778,122    $  548,201    $   29,425
 Fixed charges and preferred stock dividends
  excluding interest on deposits..............    354,336        1,045,609       652,432       521,908       518,004       922,156
                                                -----------------------------------------------------------------------------------
   Subtotal...................................    538,044        1,947,998     1,769,044     1,300,030     1,066,205       951,581
 Interest on deposits.........................    292,334          935,876       742,772     1,063,422     1,727,765     1,973,087
                                                -----------------------------------------------------------------------------------
   Total......................................   $830,378       $2,883,874    $2,511,816    $2,363,452    $2,793,970    $2,924,668
                                                ===================================================================================
FIXED CHARGES
 Interest on notes and debentures.............   $143,447       $  515,732    $  265,353    $  145,125    $   95,207    $   84,045
 Interest on borrowed funds...................    204,122          499,252       362,995       352,162       398,779       816,448
 Amortization of notes and debentures.........        206            1,346           967           970           584           538
 Interest component of rentals................      5,986           26,865        20,583        19,167        18,800        17,667
 Preferred stock dividend requirements........        575            2,414         2,534         4,484         4,634         3,458
                                                -----------------------------------------------------------------------------------
   Subtotal...................................    354,336        1,045,609       652,432       521,908       518,004       922,156
 Interest on deposits.........................    292,334          935,876       742,772     1,063,422     1,727,765     1,973,087
                                                -----------------------------------------------------------------------------------
   Total......................................   $646,670       $1,981,485    $1,395,204    $1,585,330    $2,245,769    $2,895,243
                                                ===================================================================================
RATIO OF EARNINGS TO COMBINED FIXED
 CHARGES AND PREFERRED STOCK DIVIDENDS
   Excluding interest on deposits..............      1.52x           1.86x          2.71x         2.49x         2.06x         1.03x
   Including interest on deposits..............      1.28            1.46           1.80          1.49          1.24          1.01
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